EXHIBIT 10.19

Amendments to the K•Swiss 401(k) and Profit Sharing Plan dated August 1, 2009

Section VIII. Distribution of Benefits, Subsection A. Eligibility for Benefits

Automatic Cash-Out of Terminated Participant Balances Not Exceeding $5,000

Fee for Automatic Cash-Out Service:	Fee Waived
Fee Paid By:

The Employer hereby directs Fidelity to automatically distribute to terminated participants their entire vested account balances not exceeding $5,000 (may also be known as involuntary cash-out) in accordance with the following procedure:

a.	Approximately 110 days before the end of each calendar year, Fidelity will mail to each terminated Participant with a vested account balance not then exceeding $5,000, or such other amount as provided in Internal Revenue Code (“IRC”) Section 417(e)(1), a notice regarding the Plan’s intention to automatically distribute such balance unless specific distribution instructions are received from the Participant within the timeframe stated in the notice.

b.	A report listing the Participants to whom such notice will be provided will be made available to the Employer via PSW.

c.	Before October 31st of that same calendar year, the Employer must direct Fidelity in writing which participants, if any, should not be included in the group for whom balances will be automatically distributed.

d.	Approximately 50 days before the end of each calendar year, Fidelity will process automatic cash-outs for all participants appearing on the initial report described in paragraph b above who have vested balances not exceeding $5,000 on the day such processing occurs, except for any participant for whom Fidelity has received instruction pursuant to paragraph a or c above.

e.	All amounts required to be distributed by the terms of the Plan which exceed $1,000 will be distributed as automatic rollovers payable to individual retirement plans as directed by the Plan Administrator and required by IRC Section 401(a)(31)(B). The Plan Administrator hereby agrees to timely provide all information required by Fidelity to process such cash-outs as automatic rollovers, in the form and manner requested by Fidelity. If Fidelity Management Trust Company is selected by the Employer as the IRA Custodian, Fidelity shall consider the information so provided to constitute its direction to provide such information to the individual retirement plan provider necessary to establish an individual retirement plan for each such participant for the receipt of the amount distributed. If such information is not received as and when required, this service shall become invalid with respect to the automatic cash-out of such amounts and the Employer hereby understands and agrees that it shall have full responsibility for distributing such amounts as required by the plan and in accordance with the requirements of the Internal Revenue Code. The Employer also understands and agrees that it is the Plan Administrator’s obligation to provide notice to any affected Participant in advance of such distribution.

f.	If the Plan offers Fidelity’s Self-Directed Brokerage (BrokerageLink) as a Permissible Investment, to the extent a Participant whose vested account balance would otherwise be automatically distributed in accordance with the terms of this Appendix (an “affected Participant”) holds assets in a BrokerageLink account under the Plan, such assets will not be automatically distributed. Instead, the Employer understands and agrees that it will be necessary for the Employer to separately identify any affected Participants and separately direct Fidelity to liquidate and distribute the BrokerageLink assets of any affected Participants in a timely manner. The account balance of an affected Participant shall otherwise be distributed as provided above.

g.

This section shall be effective on the September 1st coincident with or following the later of the Original Effective Date or the Revision Date for Appendix D on the Execution Page. Unless and until this section is deleted from Appendix D, the effective date first established hereunder shall continue in effect.